UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: February 29, 2011

INTEGRATED FREIGHT CORPORATION
(Exact name of registrant as specified in its charter)

Florida	000-14273	84-0868815
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 200, 6371 Business Boulevard, Sarasota, Florida 34240
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 941-320-0789

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

The assets we acquired in the purchase of Cross Creek Trucking, Inc. which secured obligations of Cross Creek have been foreclosed upon and recovered by the respective Cross Creek creditors. These assets were tractors and trailers held under financing agreements and capital leases. We are unable to determine at the present time the amounts of any deficiencies, if any, for which Cross Creek may remain liable. The values of the remaining assets of Cross Creek are not material.

Item 2.02 Results of Operations and Financial Condition.

Our only operations at the date of this report are being conducted in our wholly owned subsidiaries, Morris Transportation, Inc. and Smith Systems Transportation. Operations of Cross Creek have been terminated. Accordingly, our only sources of revenues for the third quarter ended December 31, 2011 are from Morris Transportation and Smith Systems. We have closed our executive offices in Sarasota, Florida, although the address is being maintained for mail and official purposes under cooperation with our landlord. We have surrendered possession of our computer servers and peripheral equipment to our vendor. We have substantial unpaid obligations. As a result of resignation of our chief executive officer, we have terminated our obligation for his future salary. We expect to be able to renegotiate compensation for our chief operating officer and chief financial officer in order to reduce our overhead. We are seeking additional funding from our existing creditors, with which to pay for and continue our operations.

Item 2.05 Costs Associated with Exit or Disposal Activities.

We do not expect to incur material costs associated with the termination of Cross Creek’s business.

Item 2.06 Material Impairments.

We have determined that the operations and assets of Cross Creek included in our financial statements for the quarter ended September 30, 2011 are entirely impaired and without recoverable value. The amount of the impairment and/or adjustment related to overvaluation is in excess of one million dollars.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Other than Morris Transportation and Smith Systems Transportation, we are in default in payment of most, if not all, of our financial obligations. These defaults accelerated the due dates of such obligations. We are engaged in efforts to obtain forbearance agreements with our major creditors. If we obtain forbearance agreements, we expect to have time to reorganize our operations. You have no assurance we will able to obtain forbearance agreements.

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Although we considered whether or not our financial statements for the quarters ended June 30, 2011 and September 30, 2011 should no longer be relied upon because of an error in such financial statements related to the ultimate impairment of our investment in Cross Creek Trucking, we concluded that the statements should be relied upon as the impairment of Cross Creek did not occur until the quarter ending December 31, 2011. However, our financial statements for the quarters ended June 30 2011 and September 30, 2011 should not be used as an indicator of future performance.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

John E. Bagalay, one of our directors, has resigned effective February 29, 2012. Mr. Bagalay was one of our independent directors and served on our board’s audit committee. Our management is not aware of any dispute expressed by Mr. Bagalay with our operations, policies or practices.

Kimberly K. Bors, one of our directors, has resigned effective March 5, 2012. Ms. Bors was one of our independent directors and served on our board’s audit committee. Our management is not aware of any dispute expressed by Ms. Bors with our operations, policies or practices.

Our Chief Executive Officer, Paul A. Henley, has resigned effective February 29, 2012. Mr. Henley also has resigned as chairman of our board of directors, effective March 8, 2012. Mr. Henley will continue as one of our directors.

Section 8 - Other Events

Item 8.01 Other Events.

We anticipate Smith Systems will be named as a defendant in a suit by a customer related to a hazardous waste spill in Sacramento, CA. The cleanup costs exceeded $1,000,000, of which the customer has paid approximately $850,000 which it may seek to recover from Smith Systems. We believe Smith Systems’ insurance will cover these costs, net of the deductible. Smith Systems believes it has defenses to the claims which may be made by the customer, including the customer’s failure to respond timely to notice of the spill which would cause the customer to be responsible for all cleanup costs. The customer, who accounted for approximately one-third of Smith Systems’ business, has terminated its relationship with Smith Systems and is withholding payments in the approximate amount of $350,000 as a claimed offset against its claims against Smith Systems. Smith Systems has pledged these receivables as collateral for its operating line of credit. We cannot predict what action Smith Systems’ lender may take with respect to the collateral.

We are seeking to restructure our outstanding obligations through forbearance agreements with our creditors at the parent level. You have no assurance we will be successful in restricting our liabilities. We are seeking funding which will enable us to file our report on Form 10-Q for the quarter ended December 31, 2011. You have no assurance as to if or when we will be able to file this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Integrated Freight Corporation

Date: September 13, 2012	By:	/s/ David N. Fuselier
David N. Fuselier
Chairman / Chief Executive Officer